For Immediate Release

Contact:	Alex Lombardo (Investors)	Erin Ruppenthal (Media)
	Treasurer	Director of Public Relations
	(703) 573-9317	(608) 661-4775
Great Wolf Resorts Reports Second-Quarter 2005 Earnings
     MADISON, Wis., July 28, 2005—Great Wolf Resorts, Inc. (NASDAQ: WOLF), the nation’s largest owner, operator and developer of drive-to family resorts featuring indoor waterparks and other family-oriented entertainment activities, today reported results for the quarter ended June 30, 2005. Management said that results were below the company’s previously announced second quarter guidance due to a combination of factors, including a slower than expected start to the summer season in the Midwest; competitive pressures at its Sandusky, Ohio resort; and a slower-than-expected occupancy ramp up at the company’s Sheboygan, Wis. property.
     For the quarter ended June 30, 2005, the company reported (amounts in thousands, except per share data):

Net income (loss)	$(2,533)
Net income (loss) per diluted share	$(0.08)
Adjusted EBITDA	$3,261
Adjusted net income (loss)	$(2,492)
Adjusted net income (loss) per diluted share	$(0.08)
Revenues	$26,032
     Adjusted EBITDA and Adjusted net income (loss) are non-GAAP financial measures within the meaning of the Securities and Exchange Commission (SEC) regulations. See the discussion below in the “Non-GAAP Financial Measures” section of this press release.

     Reconciliations of Adjusted EBITDA and Adjusted net income (loss) are provided in the tables of this press release.
          Operating statistics for the company’s portfolio of resorts for the quarter were as follows:

	All Properties	Same Store Comparison (a)
	Q2	Q2	Q2	Increase (Decrease)
	2005	2005	2004	$	%
Occupancy	58.7%	60.2%	66.8%	N/A	(9.9)%
ADR	$195.92	$193.45	$200.81	$(7.36)	(3.7)%
RevPAR	$115.05	$116.48	$134.04	$(17.56)	(13.1)%
Total RevPOR	$297.52	$281.52	$290.11	$(8.59)	(3.0)%
Total RevPAR	$174.72	$169.52	$193.65	$(24.13)	(12.5)%
(a)	Same store comparison includes properties that were open for the full periods in 2004 and 2005
     “We experienced a difficult quarter as a result of both external and internal factors,” said John Emery, chief executive officer. “External factors impacting results included market conditions and increased competition. Internal factors included the timing and flow of operational information to provide accurate forecasts and the lack of visibility of our customer booking patterns.
     “Across our portfolio, April and May numbers trended down from prior years, and we provided revised guidance in mid-June, based on the trends at that time,” he said. “However, late June is the critical period in the second quarter, particularly the last two weeks when the summer vacation season gets underway. Unfortunately, this June ran counter to our historical trends. For example, June bookings from the Detroit area, which is a primary source of demand for two of our properties, declined more than 30 percent from the same month in 2004. This had a negative impact on RevPAR at our Sandusky and Traverse City properties, which declined 27 percent and 14 percent, respectively, from the prior year primarily as a result of the softness in the Michigan market. Our Sandusky resort was further impacted by increased competition as that market continues to absorb a new supply of rooms of indoor waterpark resorts. Results at our resorts in Wisconsin Dells, Williamsburg, and Kansas City trended better when compared to the rest of our properties.
     “At our Blue Harbor Resort in Sheboygan, Wis., we continue to face challenges. The overall development of Sheboygan as a tourist destination continues to lag behind our initial expectations, even now that the resort has been open for a year. Although we remain optimistic about the long-term potential of the resort, it is apparent that the resort’s near-term results will be below our initial expectations.
     “Historically, as we approach the summer season, typically our highest occupancy period of the year, we ramp up our staffing in order to provide appropriate training and service levels to accommodate the increased number of guests. This year, the summer travel season got off to a very slow start, and revenues were not enough to offset this additional overhead. But it was not until the end of the quarter that we had sufficient data to identify the pattern and problems,” he noted. “The imbalance between revenues and costs was significant, and was a contributor to our EBITDA shortfall in the quarter.
     “While it was a disappointing quarter, we believe that the issues we faced are primarily shorter-term in nature, and we are taking steps to address them. To respond to the external factors, we are implementing revised, targeted marketing programs at each of our resorts for the second half of 2005. Additionally, we have closely reviewed all of our resorts’ operating budgets for the remainder of the year and have taken steps to reduce or eliminate certain operating costs in order to align our cost structure more closely with our revised revenue expectations.

     “Internally, we are implementing enhanced financial and operations reporting so we can recognize shifting booking patterns more quickly. We recently hired Rajiv Castellino, a hospitality industry technology veteran, as our new chief information officer to improve on current information, reporting and analysis systems.
     “Lastly, we will continue to diversify our resort portfolio geographically to minimize our exposure in any one region. In addition to our developments in Ontario, Canada, the Poconos and Washington state, we have a number of projects in our pipeline that will further extend the reach of our brand geographically and advance our national expansion plans.
     “While we were disappointed in our second quarter results, we believe that we are taking the proper steps to get back on track. We see nothing over the long term that diminishes our outlook for the quality of our product or the guest experience we offer.”
Development Update
     In early May, Great Wolf Resorts announced a joint venture with Paramount Parks to develop a 39-acre, $100-plus million Great Wolf Lodge Resort and conference center at Paramount’s Kings Island, in Mason, Ohio. Great Wolf Resorts will operate the resort and will maintain the majority equity position in the project. The project broke ground this week and is expected to open in late 2006.
     In late June, Great Wolf Resorts announced a joint venture with The Confederated Tribes of the Chehalis Reservation to develop a 39-acre, $80-plus million Great Wolf Lodge resort and conference center in Chehalis, Washington. It will be the first family destination vacation resort with an indoor waterpark in the Pacific Northwest. Great Wolf Resorts will operate the property, The Confederated Tribes of the Chehalis Reservation will contribute the land needed for the resort into trust, and both parties will maintain equity positions in the joint venture. The project is expected to break ground this fall.
     Emery noted that the company’s Great Wolf Lodge in the Pocono Mountains in Pennsylvania remains on schedule to open this fall. The Great Wolf Lodge in Niagara Falls, Ontario, which is being built by an affiliate of Ripley Entertainment, Inc. and licensed from and operated by Great Wolf Resorts, is expected to open in spring 2006.
     “In addition to our current announced development, we will continue to actively seek strategic relationships to expand and enhance our brands,” Emery added. “We believe we have a high-quality development pipeline in diverse locations that fits our business model.”
Capital Structure
     “We believe that our current capital structure is well positioned for our future growth plans,” said James A. Calder, chief financial officer. “Our average debt maturity is greater than 15 years and more than 80 percent of our long-term debt has fixed interest rates. In addition, our resorts in the Poconos and Williamsburg are unencumbered by debt, giving the company significant financial flexibility for future projects.”
Key Financial Data
     As of June 30, 2005, Great Wolf Resorts had:
•	Total cash and cash equivalents of $34.3 million
•	Total secured debt of $105.3 million
•	Total unsecured debt of $51.5 million
•	Weighted average cost of total debt of 7.4 percent
•	Weighted average debt maturity of 15 years

Outlook and Guidance
     The company provides the following revised outlook and earnings guidance for the third and fourth quarters and for the full year 2005 (amounts in thousands, except per share data):

	3Q 2005		4Q 2005		Full year 2005
	Low	High	Low	High	Low	High
Net income (loss)	$5,850	$7,650	$(4,100)	$(2,300)	$(3,000)	$500
Net income (loss) per diluted share	$0.19	$0.25	$(0.14)	$(0.08)	$(0.10)	$0.02
Adjusted EBITDA (a)	$19,000	$22,000	$5,000	$8,000	$34,400	$40,400
Adjusted net income (loss) (a)	$6,450	$8,250	$(3,300)	$(1,500)	$1,500	$5,100
Adjusted net income (loss) per diluted share	$0.21	$0.27	$(0.11)	$(0.05)	$0.05	$0.17
(a)	For reconciliations of Adjusted EBITDA and Adjusted net income (loss), see the tables accompanying this press release.
     “We are revising our guidance downward for the third and fourth quarters to reflect conditions that we encountered during the second quarter,” Emery said. “We are taking what we believe to be the important, necessary steps to mitigate the impact of the issues we are facing. The 2005 summer vacation pattern is troubling in the short term, but we believe the adjustments we are making will have long-range benefits for the company.”
     Great Wolf Resorts will hold a conference call to discuss its second-quarter results today, July 28, at 9 a.m. Eastern time. Stockholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto Great Wolf Resorts’ Web site, www.greatwolfresorts.com, or www.streetevents.com, or may call (800) 257-7087, reference number 11035713. A recording of the call will be available by telephone until midnight on Thursday, August 4 by dialing (800) 405-2236, reference number 11035713. A replay of the conference call will be posted on Great Wolf Resorts’ Web site through August 28, 2005.

     Great Wolf Resorts is the leader in indoor waterpark destination resorts and owns and operates family resorts under the Great Wolf Lodge® and Blue Harbor Resort® brands. The company currently owns and/or manages resort properties in ten locations: Wisconsin Dells, Wis.; Sandusky, Ohio; Traverse City, Mich.; Kansas City, Kan; Williamsburg, Va.; the Pocono Mountains, Pa. (scheduled to open Fall 2005); Niagara Falls, Ontario (scheduled to open Spring 2006); Mason, Ohio (scheduled to open in late 2006); and Chehalis, Washington (scheduled to open in late 2006); and Blue Harbor Resort & Conference Center in Sheboygan, Wis. For more information about Great Wolf Resorts, visit the company’s Web site: www.greatwolfresorts.com.
     The company’s resorts are family-oriented destination facilities that generally feature 300 to 400 rooms and a large indoor entertainment area measuring 40,000 — 100,000 square feet. The all-suite properties offer a variety of room styles, arcade/game rooms, fitness centers, themed restaurants, spas, supervised children’s activities and other amenities. Additional information may be found on the company’s Web site at www.greatwolfresorts.com
Non-GAAP Financial Measures
     Included in this press release are certain “non-GAAP financial measures,” which are measures of the company’s historical or future performance that are different from measures calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules, that Great Wolf Resorts believes are useful to investors. They are as follows: (i) Adjusted EBITDA and (ii) Adjusted net income (loss). The following discussion defines these terms and presents the reasons the company believes they are useful measures of its performance.
     Great Wolf Resorts defines Adjusted EBITDA as net income plus (a) interest expense,

net, (b) income taxes, (c) depreciation and amortization, (d) non-cash employee compensation, (e) costs associated with early extinguishment of debt and (f) pre-opening costs of resorts under development. The company defines Adjusted net income as net income without the effects of (a) non-cash employee compensation, (b) costs associated with early extinguishment of debt, and (c) pre-opening costs of resorts under development.
     Adjusted EBITDA and Adjusted net income as calculated by the company are not necessarily comparable to similarly titled measures by other companies. In addition, adjusted EBITDA (a) does not represent net income or cash flows from operations as defined by GAAP, (b) is not necessarily indicative of cash available to fund the company’s cash flow needs, and (c) should not be considered as an alternative to net income, operating income, cash flows from operating activities or the company’s other financial information as determined under GAAP. Also, Adjusted net income does not represent net income as defined by GAAP.
     Management believes Adjusted EBITDA is useful to an investor in evaluating the company’s operating performance because a significant portion of its assets consists of property and equipment that are depreciated over their remaining useful lives in accordance with GAAP. Because depreciation and amortization are non-cash items, management believes that presentation of Adjusted EBITDA is a useful measure of the company’s operating performance. Also, management believes measures such as Adjusted EBITDA are widely used in the hospitality and entertainment industries to measure operating performance.
     Similarly, management believes Adjusted net income is a useful performance measure because certain items included in the calculation of unadjusted net income may either mask or exaggerate trends in the company’s ongoing operating performance. Furthermore, performance measures that include these types of items may not be indicative of the continuing performance of the company’s underlying business. Therefore, the company presents Adjusted EBITDA and Adjusted net income because they may help investors to compare Great Wolf Resorts’ ongoing performance before the effect of various items that do not directly affect the company’s ongoing financial performance.
Forward-Looking Statements
     This press release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding Great Wolf Resorts’ future financial position, business strategy, projected levels of growth, projected costs and projected financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Great Wolf Resorts, Inc. and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s ability to control or predict. Such factors include, but are not limited to, competition in the company’s markets, changes in family vacation patterns and consumer spending habits, the company’s ability to attract a significant number of guests from its target markets, the company’s ability to develop new resorts or further develop existing resorts on a timely or cost efficient basis, the company’s ability to manage growth, potential accidents or injuries at its resorts, its ability to achieve or sustain profitability, downturns in its industry segment and extreme weather conditions, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the company’s insurance coverage, and the company’s ability to protect its intellectual property and the value of its brands.
     Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to Great Wolf Resorts or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Great Wolf Resorts, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended	Six Months Ended
	June 30, 2005	June 30, 2005
Revenues:
Rooms	$17,023	$35,099
Food and beverage	4,576	9,334
Other resort operations	4,433	8,595

Total revenues	26,032	53,028

Operating expenses:
Resort departmental expenses	11,165	20,835
Selling, general and administrative	7,246	14,484
Property operating costs	3,776	7,136
Debt extinguishment costs	—	2,116
Pre-opening costs for resorts under development	651	3,348
Depreciation and amortization	5,804	10,814

Total operating expenses	28,642	58,733

Operating income (loss)	(2,610)	(5,705)
Interest income	(356)	(648)
Interest expense	1,968	3,024

Income (loss) before income taxes	(4,222)	(8,081)
Income tax expense (benefit)	(1,689)	(3,223)

Net income (loss)	$(2,533)	$(4,858)

Net income (loss) per share:
Basic	$(0.08)	$(0.16)
Diluted	$(0.08)	$(0.16)
Weighted average common shares outstanding:
Basic	30,133	30,133
Diluted	30,133	30,133

Great Wolf Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures
(in thousands, except per share amounts)

	Three Months	Six Months
	Ended June 30,	Ended June 30,
	2005	2005
Net income (loss)	$(2,533)	$(4,858)
Adjustments:
Interest expense, net	1,612	2,376
Income tax expense (benefit)	(1,689)	(3,223)
Depreciation and amortization	5,804	10,814
Non-cash employee compensation	(584)	(246)
Debt extinguishment costs	—	2,116
Pre-opening costs for resorts under development	651	3,348

Adjusted EBITDA (1)	$3,261	$10,327

Net income (loss)	$(2,533)	$(4,858)
Adjustments to net income (loss), net of income taxes:
Non-cash employee compensation	(350)	(147)
Debt extinguishment costs	—	1,270
Pre-opening costs for resorts under development	391	2,009

Adjusted net income (loss)(1)	$(2,492)	$(1,726)

Adjusted net income (loss) per share:
Basic	$(0.08)	$(0.06)
Diluted	$(0.08)	$(0.06)
Weighted average shares outstanding:
Basic	30,133	30,133
Diluted	30,133	30,133

Great Wolf Resorts, Inc.
Operating Statistics (2)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Wisconsin Dells:
Occupancy	54.4%	59.4%	59.8%	61.9%
ADR	$167.83	$174.65	$180.34	$181.95
RevPAR	$91.26	$103.69	$107.79	$112.58
Total RevPOR	$246.17	$251.23	$264.14	$260.84
Total RevPAR	$133.86	$149.16	$157.89	$161.39
Sandusky:
Occupancy	55.9%	70.8%	63.3%	72.3%
ADR	$208.25	$227.01	$220.94	$227.90
RevPAR	$116.51	$160.81	$139.88	$164.87
Total RevPOR	$300.98	$319.06	$316.04	$324.28
Total RevPAR	$168.39	$226.01	$200.09	$234.59
Traverse City:
Occupancy	66.4%	71.7%	74.6%	72.5%
ADR	$203.72	$220.40	$215.01	$222.38
RevPAR	$135.20	$158.02	$160.34	$161.26
Total RevPOR	$298.97	$317.41	$313.17	$321.43
Total RevPAR	$198.41	$227.56	$233.54	$233.09
Kansas City:
Occupancy	64.6%	66.0%	67.0%	63.6%
ADR	$194.23	$178.28	$207.44	$185.92
RevPAR	$125.46	$117.62	$138.98	$118.20
Total RevPOR	$280.09	$268.95	$296.79	$279.39
Total RevPAR	$180.92	$177.44	$198.84	$177.62
Sheboygan:
Occupancy	54.3%	—	56.8%	—
ADR	$152.31	—	$156.19	—
RevPAR	$82.75	—	$88.75	—
Total RevPOR	$317.85	—	$323.01	—
Total RevPAR	$172.69	—	$183.54	—
Williamsburg:
Occupancy	55.7%	—	55.6%	—
ADR	$231.88	—	$232.60	—
RevPAR	$129.26	—	$129.27	—
Total RevPOR	$351.02	—	$350.88	—
Total RevPAR	$195.67	—	$195.00	—
We define our operating statistics as follows:
Occupancy is calculated by dividing total occupied rooms by total available rooms.
Average daily rate (ADR) is the average daily room rate charged and is calculated by dividing total rooms revenue by total occupied rooms.
Revenue per available room (RevPAR) is the product of (a) occupancy and (b) ADR.
Total revenue per occupied room (Total RevPOR) is calculated by dividing total resort revenue (including revenue from rooms, food and beverage, and other amenities) by total occupied rooms.
Total revenue per available room (Total RevPAR) is the product of (a) occupancy and (b) Total RevPOR.

Great Wolf Resorts, Inc.
Reconciliations of Outlook Financial Information (3)
(in thousands, except per share amounts)

	Three Months	Three Months
	Ending	Ending	Year Ending
	September 30,	December 31,	December 31,
	2005	2005	2005
Net income (loss)(4)	$6,750	$(3,200)	$(1,260)
Adjustments:
Interest expense, net	2,000	2,800	7,200
Income tax expense (benefit)	4,500	(2,100)	(900)
Depreciation and amortization	6,300	7,700	24,800
Non-cash employee compensation	—	—	(250)
Debt extinguishment costs	—	—	2,100
Pre-opening costs of resorts under development	1,000	1,400	5,750

Adjusted EBITDA(1)	$20,550	$6,600	$37,440

Net income (loss)(4)	$6,750	$(3,200)	$(1,260)
Adjustments to net income (loss), net of income taxes:
Non-cash employee compensation	—	—	(150)
Debt extinguishment costs	—	—	1,260
Pre-opening costs of resorts under development	600	840	3,450

Adjusted net income (loss)(1)	$7,350	$(2,360)	$3,300

Net income (loss) per share:
Basic	$0.22	$(0.11)	$(0.04)
Diluted	$0.22	$(0.11)	$(0.04)
Adjusted net income (loss) per share:
Basic	$0.24	$(0.08)	$0.11
Diluted	$0.24	$(0.08)	$0.11
Weighted average shares outstanding:
Basic	30,133	30,133	30,133
Diluted	30,340	30,133	30,340
(1)	See discussions of Adjusted EBITDA and Adjusted net income located in the “Non-GAAP Financial Measures” section of this press release.

(2)	Operating statistics for individual resorts are only presented for resorts that were open for the entire quarter ended June 30, 2005.

(3)	Our outlook reconciliations use the mid-points of our estimates of Adjusted EBITDA and Adjusted net income.

(4)	Net income for the three months ending September 30, 2005 and the year ending December 31, 2005 includes a gain of $4,800, net of income taxes, on sale of condominiums.